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EXHIBIT NO. 99.1: Press release of Alcan Aluminium Limited, dated October 12, 2000


Press Release                                                     ALCAN LOGO
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                  FINAL RESULT OF ALCAN'S SHARE EXCHANGE OFFER
                           FOR THE SHARES OF ALGROUP

Montreal, Canada -- October 12, 2000 -- Alcan Aluminium Limited (NYSE, TSE: AL) is pleased to report that during the additional acceptance period of Alcan's Share Exchange Offer that ended yesterday, based upon a preliminary count, 6,757,415 shares in Alusuisse Group Ltd. (algroup) representing 99.52% of the registered shares outstanding were tendered in acceptance of the Offer.

"We are very happy with the vote of confidence expressed by algroup shareholders in tendering their shares, thus enabling the new Alcan to become a world leader in aluminum and packaging," said Jacques Bougie, President and CEO of Alcan Aluminium Limited.

Accordingly, Alcan will become the owner of 99.52% of algroup shares and algroup will become a member of the Alcan Group. The exchange of 17.1 Alcan shares for each algroup share tendered will take place on October 17, 2000. Thereafter, Alcan will begin the process to obtain ownership of the remaining algroup shares.

Algroup will be making a capital repayment and paying a special dividend of CHF 90 and CHF 135 per algroup share, respectively, on October 13, 2000, to its shareholders of record on that day.

Alcan is a multinational, market-driven, low-cost producer of aluminum products. With operations in over 30 countries, Alcan is one of the most international aluminum companies. It is a leading producer of primary metal and a global producer and marketer of rolled aluminum products.

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Media Contact:
Marc Osborne                             (514) 848-1342

Investor Contact:
Michael Hanley                           (514) 848-8368


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